Exhibit 99.1

FirstEnergy Corp.	For Release: December 20, 2011
76 South Main Street
Akron, Ohio 44308
www.firstenergycorp.com

News Media Contact:	Investor Contact:
Tricia Ingraham	Irene Prezelj
(330) 384-5247	(330) 384-3859

Donald T. Misheff Elected to FirstEnergy Board of Directors

Akron, Ohio – FirstEnergy Corp. (NYSE: FE) today announced that Donald T. Misheff has been elected to the company’s Board of Directors, effective January 1, 2012.

As Northeast Ohio Managing Partner at Ernst & Young, Misheff advised some of the region’s largest companies on financial and corporate governance issues.  He began his career with Ernst & Young in 1978 as part of the audit staff and later joined the tax practice, specializing in accounting/financial reporting for income taxes, purchase accounting and mergers and acquisitions.  Misheff will retire from Ernst & Young effective December 31, 2011.

“Don’s vast financial and corporate governance experience, together with his extensive service to community organizations and business development groups in our region, make him a strong addition to our Board,” said George Smart, chairman of FirstEnergy’s Board of Directors.

Misheff is chairman of the Board of Firestone Country Club; chairman of Cuyahoga Community College (Tri-C) Foundation, member of the Akron Tomorrow Board, and trustee of Ashland University.  He previously served as a member of the Cleveland United Way executive committee and on numerous boards including the University of Akron Foundation and BioEnterprise.  He is also past chairman of the Greater Akron Chamber, and past treasurer and chair of the finance committee for Team NEO.

Misheff holds a bachelor of science degree in accounting from the University of Akron.  He is a Certified Public Accountant, and a member of the Ohio Society of CPAs and the American Institute of CPAs.

He has been recognized with the University of Akron Distinguished Alumni Frank Simonetti Award; the Greater Akron Chamber H. Peter Burg Award for Regional Economic Development; the University of Akron Accounting Program Distinguished Alumni Award; and the National Multiple Sclerosis Society’s Norman Cohn Hope Award.  He was also recognized by Inside Business magazine as one of the 100 Most Influential People in Northeast Ohio.

The election of Misheff brings the size of FirstEnergy’s Board to 15 members.

FirstEnergy is a diversified energy company dedicated to safety, reliability and operational excellence.  Its ten electric distribution companies comprise the nation’s largest investor-owned electric system.  Its diverse generating fleet features non-emitting nuclear, scrubbed base load coal, natural gas, and pumped-storage hydro and other renewables, and has a total generating capacity of nearly 23,000 megawatts.

(122011)